Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:            January 28, 2011
  For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2011

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss for the three months ended December 31, 2010 of $739,000 compared to net income of $12,000 for the three months ended December 31, 2009. On a per share basis, the Company is reporting a net loss of $0.13 per share for the quarter ended December 31, 2010, compared to a net income of zero per share for the quarter ended December 31, 2009.

The Company’s net interest income for the three months ended December 31, 2010 was $4.8 million, an increase of $74,000 from the three months ended December 31, 2009. The Company's net interest rate spread of 2.83% and net interest margin of 2.94% both increased for the three months ended December 31, 2010 when compared to a net interest rate spread of 2.68% and a net interest margin of 2.89% for the first quarter of fiscal 2010.

The Company’s interest and dividend income decreased by $974,000 in the three month period ended December 31, 2010 compared to the three month period ended December 31, 2009.  Interest income earned decreased in the three months ended December 31, 2010 over the prior comparable period in fiscal 2010 due primarily to a decline in the average balance of loans and lower average yields on loans and investment securities in the fiscal 2011 quarter.  During the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 15 basis points to 5.41% from 5.56%. The average balance of loans receivable decreased by $62.0 million, or 10.2%, in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010, as a result of a decline in loan demand of all loan types due primarily to a slow economy and uncertainty in the job market. The average yield on investment securities decreased to 1.93% for the three months ended December 31, 2010 from 3.32% for the same period in fiscal 2010 while the average balance of investment securities increased by $39.9 million during the three months ended December 31, 2010 compared to the comparable prior fiscal year period.

The Company’s interest expense for the three month period ended December 31, 2010 was $2.9 million, a decrease of $1.0 million from the three month period ended December 30, 2009. There was a $383,000 decrease in interest expense on deposits and a $663,000 decrease in interest on FHLB borrowings during the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010.  The average balance of deposit accounts increased by $59.4 million, or 11.8%, in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010, due primarily to the opening of our Concordville, Delaware County branch in mid-September 2010. The average rate paid on deposits decreased to 1.74% for the first quarter of fiscal 2011 from 2.24% for the first quarter of fiscal 2010. The average rate paid on borrowed funds decreased to 3.54% in the first quarter of fiscal 2011 compared to 4.80% in the first quarter of fiscal 2010 due primarily to the repayment of $41.9 million of higher-costing FHLB borrowings.

The provision for loan losses was $1.9 million for the quarter ended December 31, 2010 compared to $945,000 for the quarter ended December 31, 2009. The $955,000 increase in our provision for loan losses for the quarter ended December 31, 2010 compared to the first quarter of fiscal 2010 was due to a deterioration of some collateral values during the quarter and charge-offs that occurred during the quarter as a result of such deterioration in collateral values, as well as our determination made during the quarter, based on a review of our loss experience and other factors with respect to the allowance for loan losses, to increase our coverage amounts for commercial real estate loans and consumer second mortgage loans. The Company’s net charge-offs to the allowance for loan losses amounted to $2.5 million for the three-months ended December 31, 2010 and included $1.4 million of net charge-offs on 17 second mortgage loans, a $107,000 charge-off for a short sale on three construction or development loans to one borrower and a partial charge-off in the amount of $622,000 on three loans to one borrower on a single-family residence and commercial real estate. At December 31, 2010, the Company’s total non-accrual loans amounted to $18.6 million, or 3.47% of total loans, compared to $19.9 million of non-accrual loans, or 3.60% of total loans at September 30, 2010.  Total non-accruing loans were reduced by $1.3 million on a linked quarter basis due primarily to the transfer to other real estate owned (“REO”) of $1.1 million in non-performing multi-family residential mortgage loans and a $878,000 reduction in non-accrual second mortgage loans due to net charge-offs. These reductions were partially offset by a $511,000 increase in non-accrual single-family residential mortgage loans and a $209,000 increase in non-accrual commercial loans.

The Company's other, or non-interest, income decreased by $186,000 to $421,000 for the three months ended December 31, 2010 over the comparable prior year period. The decrease was due primarily to a $143,000 decrease in service charges and other fees and a $43,000 net loss on sale of REO.

Other, or non-interest, expense of the Company increased by $42,000 in the quarter ended December 31, 2010 over the comparable prior fiscal year period. The increase in other operating expenses in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010 was due primarily to a $269,000 increase in other REO expense, a $144,000 increase in professional services and an $81,000 increase in miscellaneous other operating expenses.  These increases were partially offset by a $255,000 decrease in federal deposit insurance premium, a $151,000 decrease in salaries and employee benefits and an $110,000 decrease in data processing expense. For the first quarter of fiscal 2011, the Company had an income tax benefit of $446,000 compared to an income tax benefit of $88,000 for the first quarter of fiscal 2010.

The Company’s total assets amounted to $691.4 million at December 31, 2010 compared to $720.5 million at September 30, 2009.  The primary reason for the $29.1 million decrease in assets during the first quarter of fiscal 2011 was an aggregate decrease in investment securities and cash and cash equivalents in the amount of $11.1 million, a $16.0 million decrease in net loans receivable and a $1.8 million decrease in REO at December 31, 2010 compared to September 30, 2010. Total deposits decreased $23.0 million, or 3.86%, to $573.8 million at December 31, 2010 compared to September 30, 2010. The Company’s total REO amounted to $3.5 million at December 31, 2010 compared to $5.3 million at September 30, 2010.  The $1.8 million reduction in REO at December 31, 2010 was due to $3.0 million in sales and $430,000 in reductions in fair value, which reductions in fair value were reflected in other real estate owned expense during the first quarter of fiscal 2011. Partially offsetting the sales activity and reductions in fair value of our REO was $1.6 million in additions in REO, which included $1.1 million for a multi-family residential loan on a 34-unit apartment building located in Delaware County, Pennsylvania and $500,000 for a mixed-use property, located in Philadelphia, Pennsylvania. At December 31, 2010, we had $11.9 million of loans classified as performing troubled debt restructurings (“TDRs”). During the quarter ended December 31, 2010 three second mortgage loans in the aggregate amount of $113,000 were restructured and included as TDRs at quarter end. One of our TDRs at December 31, 2010, a $3.1 million commercial real estate loan, became more than 90 days past due in January 2011 and has been placed on non-accrual status.

Shareholders’ equity decreased by $1.6 million to $64.6 million at December 31, 2010 compared to $66.2 million at September 30, 2010 primarily due to a decrease in retained earnings.  Retained earnings decreased by $821,000 to $42.0 million during the first quarter of fiscal 2011 as a result of the $739,000 net loss and $81,000 in cash dividends paid during the quarter.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At December 31,	At September 30,
	2010	2010
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$691,404	$720,506
Loans receivable, net	531,267	547,323
Securities held to maturity	4,303	4,716
Securities available for sale	75,688	40,719
FHLB borrowings	49,849	55,334
Deposits	573,848	596,858
Shareholders’ equity	64,631	66,207
Total liabilities	626,773	654,299
Allowance for loan losses	7,549	8,156
Non-accrual loans	18,619	19,861
Non-performing assets	22,096	25,176
Performing troubled debt restructurings	11,880	11,976
Non-performing assets and performing troubled debt restructurings	33,976	37,152

	Three Months Ended December 31,
	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$7,700	$8,674
Total interest expense	2,903	3,951
Net interest income	4,797	4,723
Provision for loan losses	1,900	945
Net interest income after provision for loan losses	2,897	3,778
Total other income	421	607
Total other expense	4,503	4,461
Income tax benefit	(446)	(88)
Net (loss) income	$(739)	$12
Net (loss) income per share	$(0.13)	$0.00
Dividends declared per share	$0.03	$0.03

	Three Months Ended December 31,
	2010	2009
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.72%	5.32%
Average rate on interest-bearing liabilities	1.89	2.64
Average interest rate spread(2)	2.83	2.68
Net interest margin(3)	2.94	2.89
Total non-interest expense to average assets	2.56	2.59
Efficiency ratio(4)	86.30	83.70
Return on average assets	(0.42)	0.01
Return on average equity	(4.45)	0.07

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.47%	3.17%
Non-performing assets as a percent of total assets	3.20	3.40
Non-performing assets and performing troubled debt restructurings as a percent of total assets	4.91	3.42
Allowance for loan losses as a percent of non-accrual loans	40.54	33.37

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.89%	12.81%
Tier 1 risk based capital to risk weighted assets	11.67	12.03
Tangible capital to tangible assets	8.47	9.18
Tier 1 leverage (core) capital to adjustable tangible assets	8.47	9.18
Shareholders’ equity to total assets	9.35	10.17
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days, non-performing assets and troubled debt restructurings in our portfolio.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  Troubled debt restructurings involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates when the borrower is experiencing financial difficulty.

	December 31, 2010	September 30, 2010
	(Dollars in thousands)
31-89 Days Delinquent:
One- to four-family	$2,753	$1,678
Commercial real estate(1)	6,363	776
Commercial	-	209
Home equity lines of credit	-	37
Second mortgages	1,779	1,608
Other	6	3
Total	$10,901	$4,311

Non-accruing loans:
One- to four-family	$8,865	$8,354
Multi-family	-	1,093
Commercial real estate	4,548	4,476
Construction or development	1,393	1,393
Commercial	209	-
Home equity lines of credit	396	457
Second mortgages	3,207	4,085
Other	1	3
Total non-accruing loans	18,619	19,861
Other real estate owned and other foreclosed assets:
One- to four-family	1,203	1,538
Multi-family	550	70
Commercial real estate	585	2,602
Construction or development	1,085	1,085
Commercial	54	20
Second mortgages	-	-
Total	3,477	5,315
Total non-performing assets	22,096	25,176

Performing troubled debt restructurings:
One- to four-family	2,150	2,277
Multi-family	609	612
Commercial real estate(1)	7,665	7,742
Land loans	1,167	1,170
Commercial	176	175
Second mortgages	113	-
Total	11,880	11,976
Total non-performing assets and performing troubled debt restructurings	$33,976	$37,152
Ratios:
Total non-accrual loans as a percent of gross loans	3.47%	3.60%
Total non-performing assets as a percent of total assets	3.20%	3.49%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	4.91%	5.16%

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(1) Includes two TDRs in the aggregate amount of $4.7 million which were more than 30 days past due at December 31, 2010.

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